EXHIBIT 21.1


SUBSIDIARIES OF THE REGISTRANT:

1.     844 Associates, a Pennsylvania limited partnership

2.     944 Associates, a Pennsylvania limited partnership

3.     1244 Associates, a Pennsylvania limited partnership

4.     1444 Associates, a Pennsylvania limited partnership

5.     MEPS Associates, a Pennsylvania limited partnership

6.     1644 Associates, a Pennsylvania limited partnership

7.     2244 Associates, a Pennsylvania limited partnership

8.     3444 Associates, a Pennsylvania limited partnership

9.     1544 Associate, a Pennsylvania limited partnership

10.    1844 Associates, a Pennsylvania limited partnership

11.    3144 Associates, a Pennsylvania limited partnership

12.    2844 Associates, a Pennsylvania limited partnership

13.    Hersha Hospitality Limited Partnership, a Virginia limited partnership

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